Sheet1

MuniYield New Jersey Insured Fund, Inc.
File Number: 811-7138
CIK Number: 891037
For the Period Ending: 10/31/2001

Pursuant to Exemptive Order No. IC-15520 the following schedule enumerates the transactions with Merrill Lynch, Pierce, Fenner & Smith Incorporated, for the year ended October 31, 2001.

Purchases (In Thousands)

Transaction	Face	Security		Due
Date	Amount	Description	Rate	Date

01/29/2001	$ 3,000	Puerto Rico Comwlth/Wed	3.650%	12/01/2015

Last Updated on 12/28/2001
By Karen Lang